UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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IMMERSION CORPORATION
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
COWEN OVERSEAS INVESTMENT LP
RAMIUS NAVIGATION MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC
RAMIUS LLC
COWEN GROUP, INC.
RCG HOLDINGS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
DAVID W. BARRON
PETER A. FELD
KENNETH H. TRAUB

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Ramius Value and Opportunity Master Fund Ltd, together with the other participants named herein (collectively, “Ramius”), intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of its nominees at the 2011 annual meeting of stockholders of Immersion Corporation.

On January 31, 2011, Ramius issued the following press release:

Ramius Delivers Letter to Immersion Board of Directors

Cites Weak Long-Term Operating and Stock Price Performance

Highlights the Need for Change to Immersion’s Board and the Nomination of Highly Qualified Individuals for Election At Immersion’s 2011 Annual Meeting

NEW YORK, Jan. 31, 2011 -- Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC (collectively, “Ramius”), announced today that it delivered a letter to the members of the Board of Directors of Immersion Corporation (NasdaqGM:IMMR - News).  Ramius is the largest shareholder of Immersion, with current ownership of approximately 8.8% of the shares outstanding.  In the letter, Ramius outlined its views regarding the weak long-term operating and stock price performance and the need for change on the Board of Directors.  Ramius has nominated highly qualified individuals for election at Immersion’s 2011 annual meeting of shareholders.

Specifically, Ramius expressed its disappointment that the Board has continuously refused to engage with its largest long-term shareholder regarding the composition of the Board and outlined the need for both a shareholder representative with a strong vested interest in Immersion’s performance and a representative with a strong background in technology licensing and intellectual property litigation.  Ramius also highlighted its views regarding certain shareholder unfriendly changes in corporate governance and Board mechanics and the selection of David Sugishita as a new independent director, noting that only 27% of Immersion’s shareholders voted to support his election to the Board at the 2010 annual meeting.  Ramius points out that it is not alone in its view that change to the Board is warranted given that Dialectic Capital, the Company’s second largest shareholder, also independently chose to nominate a slate of directors for election at the 2011 annual meeting.

Ramius Managing Director Peter Feld stated, “As Immersion’s largest shareholder, we have continually tried to work cooperatively to enhance the composition of the Board for the benefit of all shareholders.  Unfortunately, our efforts have been rebuffed at every turn.  Meanwhile, the current Board has overseen extremely poor long-term operating and stock price performance.”

Mr. Feld continued, “The only way to ensure the Board takes the actions necessary to generate shareholder value is to elect new director representatives with the requisite skill sets and a vested financial interest in Immersion.  Our nominees were carefully selected with this goal in mind.  We are clearly not alone in our view that change is needed now.  The fact that Immersion’s two largest shareholders chose independently to nominate directors should be a wake up call to the Board that shareholders are not happy.  If the current Board will not work constructively with us to add such qualified, new directors, then we will have no choice but to seek the election of our director nominees at the upcoming 2011 Annual Meeting.”

The full text of the letter follows:

January 31, 2011

Board of Directors
Immersion Corporation
801 Fox Lane
San Jose, California 95131

To the Board of Directors of Immersion Corporation:

Ramius Value and Opportunity Advisors LLC, a subsidiary of Ramius LLC, and certain of its affiliates (collectively, “Ramius”) is the largest shareholder of Immersion Corporation (“IMMR”, “Immersion”, or the “Company”) with current ownership of 8.8% of the shares outstanding.  We are a large, long-term shareholder.  We have attempted on many occasions over the past one and a half years to engage with management and the Board of Directors (the “Board”) regarding our views on the Company and opportunities to greatly improve value for all shareholders.  Unfortunately, our efforts to engage with you in a constructive manner have been continually met with roadblocks.

On December 29, 2010, Ramius delivered a letter to the Company nominating directors, including myself, for election at the 2011 annual meeting.  We have taken this action because we firmly believe the Board can be greatly improved and because the Company has refused to work with us, Immersion’s largest shareholder, in a cooperative manner to enhance the Board with directors who have the requisite skill sets and a vested financial interest in Immersion.

Beginning in late 2009, we communicated the urgent need for change to the Board and specifically outlined two areas for improvement.  These are the need for a shareholder representative with a strong vested interest in the performance of Immersion as well as a representative with a strong background in technology licensing and intellectual property litigation.  We were extremely disappointed when, on December 1, 2009, and in reaction to our suggested changes to the Board, the Company issued a press release accelerating the nomination deadline for the election of directors at the 2010 annual meeting and proactively reducing the size of the Board from seven members to six.  These two actions were clearly not in the best interests of shareholders and resulted in an uneven classified board structure with only one director up for election at the 2010 meeting.

Even after the Board chose to take these shareholder unfriendly actions, we continued our efforts to engage with you constructively regarding composition of the Board.  Without even soliciting our input, on April 29, 2010, in Immersion’s proxy statement for the 2010 annual meeting, the Company disclosed the nomination of David Sugishita for election to the Board.  While the Company claims that the selection of Mr. Sugishita was made through an “independent process,” Mr. Sugishita clearly has direct ties to the Chairman of Immersion, Jack Saltich.  Both Mr. Saltich and Mr. Sugishita serve on the Board of Atmel Corporation, where Mr. Sugishita serves as Chairman.  We seriously question the so-called “independent process” to select Mr. Sugishita to serve on the Board of Immersion.  Was Mr. Sugishita selected because he was the best candidate to help add value for Immersion shareholders or was he selected because of his close ties to Mr. Saltich?

Mr. Sugishita’s qualifications made it clear that he is not an expert in technology licensing and intellectual property litigation nor is he a true representative of shareholders.  In fact, at the 2010 annual meeting, only 27% of shares outstanding were voted in support of Mr. Sugishita’s election to the Board.  This voting record is a clear demonstration of shareholders’ discontent with Mr. Sugishita’s qualifications and the selection process.  Since joining the Board of Immersion on June 4, 2010, Mr. Sugishita has not purchased a single share of Immersion and clearly sees no need to be an investor in Immersion or to align his interests with shareholders.  In fact, the entire Board currently owns outright shares of Immersion totaling approximately 75,000 shares or less than $500,000.  This equates to less than $75,000 of outright stock ownership per Board member.

The behavior of the Board and the poor performance of the Company over an extended period of time are unacceptable to us, as the largest shareholder of Immersion.  As shown in the table below, under the watch of the current Board, Immersion’s stock price has underperformed dramatically over the long-term.

Stock Performance (1)	IMMR	Russell 2000	IMMR vs. Russell 2000	Nasdaq	IMMR vs. Nasdaq
5-Year	(12.4%)	15.8%	(28.2%)	24.3%	(36.7%)
3-Year	(38.6%)	17.6%	(56.2%)	19.0%	(57.6%)
1-Year	23.8%	27.0%	(3.2%)	22.2%	1.6%
(1) Based on closing prices as of January 28, 2011.

This poor long-term stock performance has been driven by weak operating results and terrible allocation of capital.  Since the end of 2007, Immersion has burned through approximately $78 million of cash, equivalent to $2.77 per share or 46% of the Company’s current stock price.  For this substantial investment, which included over $30 million in research and development expenses, revenues have increased by a dismal $1.5 million or 5%.

Despite this poor stock price and operating performance, we believe there is value to be realized at Immersion.  Immersion has over 500 issued patents and many more pending approvals.  However, Immersion has been unable, to date, to realize the full potential of its valuable portfolio of intellectual property.  Apart from the existing customer relationships, particularly in the handset and gaming space, Immersion has had difficulty signing up new customers and realizing significant revenues from its technology despite continued heavy spending on research and development and sales and marketing.  We believe the Board needs to better understand what is driving such weak adoption of such a differentiated technology.  The Board must explore all opportunities to drive improved revenue and profitability as well as to realize value from the broad portfolio of intellectual property to better leverage the Company’s assets and return value to shareholders.

For these reasons, and given the Board’s unwillingness to work constructively with us, we have chosen to nominate highly qualified candidates for election at the 2011 annual meeting so that shareholders have the chance to vote on who they believe will best represent their interests on the Board.  Clearly, we are not alone in our view that change to the Board is warranted.  In addition to receiving our nomination notice, on December 30, 2010, Dialectic Capital, the second largest shareholder of Immersion, publicly disclosed that they too had nominated a slate of directors for election at the 2011 annual meeting.  This should be a wake up call to the Board.  Your shareholders are not happy.

As we expressed to Vic Viegas, Chief Executive Officer of Immersion, at our meeting in New York on January 12, 2011, we remain open-minded to having a constructive dialogue with management and the Board in the hopes that we can reach a mutually agreeable outcome and avoid the distraction and expense of a proxy contest.  Unfortunately, since almost three weeks have passed with no word from Mr. Viegas or any other member of the Board, it appears that once again the Board has chosen to ignore its largest shareholder, giving us no other option but to take our case directly to the shareholders.

Best Regards,

Peter A. Feld

Ramius Value & Opportunity Fund

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Ramius Value and Opportunity Advisors LLC, together with the other participants named herein (collectively, “Ramius”), intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for the election of its slate of director nominees at the 2011 annual meeting of stockholders of Immersion Corporation (the “Company”).

RAMIUS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT http://us.lrd.yahoo.com/SIG=10o1ro8rc/**http%3A//www.sec.gov/. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the solicitation are Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), Cowen Overseas Investment LP (“COIL”), Ramius Navigation Master Fund Ltd (“Navigation Master Fund”), Ramius Enterprise Master Fund Ltd, Ramius Advisors, LLC, Ramius Value and Opportunity Advisors LLC, Ramius LLC, Cowen Group, Inc., RCG Holdings LLC, C4S & Co., L.L.C., Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, David W. Barron, Peter A. Feld and Kenneth H. Traub (collectively, the “Participants”).

Information regarding the Participants, including their direct or indirect interests in the Company, by security holdings or otherwise, is contained in the Schedule 13D initially filed by Ramius with the Securities and Exchange Commission on September 14, 2009, as may be amended from time to time (the “Schedule 13D”).  The Schedule 13D is currently available at no charge on the SEC’s website at http://www.sec.gov.  As of the date hereof, the Participants collectively beneficially own an aggregate of 2,495,466 shares of Common Stock of the Company, consisting of (i) 1,896,301 shares of Common Stock owned directly by Value and Opportunity Master Fund, (ii) 264,267 shares of Common Stock owned directly by COIL, (iii) 331,898 shares of Common Stock owned directly by Navigation Master Fund and (iv) 3,000 shares of Common Stock owned directly by Kenneth H. Traub.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other Participants.  Each of the Participants disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

ABOUT RAMIUS LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo and Munich.

Contact:
Peter Feld, 212-201-4878
Gavin Molinelli, 212-201-4828